Exhibit 99.1

Kymera Therapeutics Completes Enrollment in the Phase 2b BROADEN2 Trial of

KT-621 in Atopic Dermatitis with Topline Data by Year-end 2026

BROADEN2 enrollment completed nearly six months ahead of anticipated timelines

KT-621 Phase 3 trials in AD planned to initiate by mid-2027

KT-621 BREADTH Phase 2b asthma trial ongoing, with data expected to be reported in late 2027

Watertown, Mass. (June 25, 2026) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today announced it has completed enrollment in the global BROADEN2 Phase 2b trial of KT-621, its first-in-class, oral STAT6 degrader, for the treatment of moderate to severe atopic dermatitis (AD). The earlier than expected completion of enrollment enables Kymera to accelerate its expected topline data readout by six months to year-end 2026, earlier than prior guidance to share data by mid-2027. Subject to discussions with regulators, the Company expects to initiate Phase 3 trials in AD by mid-2027.

“Completing enrollment in BROADEN2 nearly six months ahead of our anticipated timeline reflects a high degree of patient and provider interest in a safe and effective oral option for atopic dermatitis, a chronic and debilitating disease. It’s also a testament to KT-621’s compelling profile across preclinical, healthy volunteer, and patient studies, and the best-in-industry execution of our team,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “With enrollment now complete, we are positioned to bring forward our expected topline data readout to this year as well as accelerate our planned Phase 3 initiation, subsequent readouts, and NDA filing.”

BROADEN2 is a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety, and tolerability of three doses of KT-621 in approximately 200 adult and adolescent patients, ages 12 to 75, with moderate to severe AD over 16 weeks. The primary endpoint is the percent change from baseline in Eczema Area and Severity Index (EASI) score at Week 16. Secondary endpoints will evaluate additional safety, efficacy, and quality-of-life measures. KT-621 is also being evaluated in the ongoing BREADTH Phase 2b trial in moderate to severe eosinophilic asthma, with data expected to be reported in late 2027. The Company previously announced that KT-621 has received Fast Track designation from the U.S. Food and Drug Administration for the treatment of moderate to severe AD and eosinophilic asthma.

About KT-621

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation. KT-621 is currently in Phase 2 clinical testing in atopic dermatitis (AD) and asthma. In the Phase 1 clinical study in AD patients, KT-621 demonstrated deep STAT6 degradation in blood and skin, robust reductions in disease-relevant Type 2 inflammatory biomarkers, meaningful improvements on clinical endpoints and patient-reported outcomes in AD and comorbid asthma and allergic rhinitis, and was well tolerated with a favorable safety profile. KT-621, the first STAT6-directed drug to enter clinical evaluation, has the potential to transform treatment for more than 140 million patients around the world living with Type 2 inflammatory diseases such as AD, asthma, chronic obstructive pulmonary disease (COPD), eosinophilic esophagitis (EoE), chronic rhinosinusitis with nasal polyps (CRSwNP), chronic spontaneous urticaria (CSU), prurigo nodularis (PN), and bullous pemphigoid (BP), among others.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of KT-621, including the therapeutic potential, clinical benefits and safety thereof, the Phase 1b results providing further validation of KT-621 in AD and the potential clinical benefits of KT-621 in dermatology, gastroenterology and respiratory indications, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development and dose selection across multiple indications, Phase 2b data readout of KT-621 in patients with moderate to severe AD expected by year end 2026. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target,” “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: that the results from the Phase 2b KT-621 trial may differ from the Phase 1/1b KT-621 data, that preclinical and clinical data, including the results from the Phase 1/1b trial of KT-621, is not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements and other factors. These risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact:

Justine Koenigsberg

investors@kymeratx.com

857-285-5300

Media Contact:

Matthew Henson

media@kymeratx.com

857-285-5300